Exhibit 15

Telefon: +49 69 95941-0 Telefax: +49 69 95941-111 frankfurt@bdo.de www.bdo.de	Hanauer Landstraße 115 60314 Frankfurt am Main

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-282065, No. 333-263468, No. 333-213436, and No. 333-252295) of SAP SE (the Company) of our reports dated February 19, 2025, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 20-F.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

February 27, 2025

Chairman of the Supervisory Board: Dr. Holger Otte • Executive Board: WP StB Andrea Bruckner and RA Parwäz Rafiqpoor (Chairpersons) • WP StB Roland Schulz • WP Dr. Jens Freiberg

Registered Office: Hamburg (District Court of Hamburg HR B 1981)

Berlin • Bielefeld • Bonn • Bremen • Chemnitz • Cologne • Dortmund • Dresden • Dusseldorf • Erfurt • Essen • Flensburg • Frankfurt am Main • Freiburg • Hamburg • Hannover • Kassel • Kiel • Leer • Leipzig • Lubeck • Oldenburg • Mainz • Munich • Muenster • Nuremberg • Oldenburg • Rostock • Stuttgart

BDO AG Wirtschaftsprüfungsgesellschaft, a German company limited by shares, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.